Exhibit 16.1

June 15, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 9, 2011, of Pacific Capital Bancorp and are in agreement with the statements contained in the second, third, fourth, and sixth paragraphs of Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Los Angeles, California

A member firm of Ernst & Young Global Limited